Exhibit 99.1

Colony Credit Real Estate, Inc. Announces

Fourth Quarter and Full Year 2019 Financial Results

Andrew E. Witt Appointed Interim Chief Executive Officer and President

LOS ANGELES, February 27, 2020 – Colony Credit Real Estate, Inc. (NYSE: CLNC) (“Colony Credit Real Estate” or the “Company”) today announced its financial results for the fourth quarter and full year ended December 31, 2019. In addition, Andrew E. Witt, Managing Director and Chief Operating Officer of Global Credit at Colony Capital, Inc. (“Colony Capital”), has been appointed Interim Chief Executive Officer and President, effective February 29, 2020. Mr. Witt will succeed Kevin P. Traenkle, who is stepping down from his position as Chief Executive Officer and President.

Kevin P. Traenkle commented, “2019 was a pivotal year for the Company. In the third quarter, we announced and began executing on the Portfolio Bifurcation Plan and are encouraged by the early disposition activity and results. During 2019, we committed approximately $1.6 billion of capital to Core Portfolio investments, which were diversified across asset type and geography, and significantly de-risked the balance sheet with our successful $1 billion managed CLO execution in the third quarter. Lastly, we grew our core earnings by 14% from the prior year and established a go-forward dividend that is 110% covered by Core Earnings from the Company’s Core Portfolio alone.”

Mr. Traenkle concluded, “Now that the Portfolio Bifurcation Plan is in-place and the company is well positioned for future growth, I am going to step down as CEO and President of the Company effective February 29th. I want to thank my team for the tireless work and progress made over the last several quarters.”

Fourth Quarter and Full Year 2019 Significant Developments and Subsequent Events

•

Fourth quarter 2019 GAAP net income (loss) attributable to common stockholders of $34.0 million, or $0.26 per share. Fiscal year 2019 GAAP net income (loss) attributable to common stockholders of $(414.5) million, or $(3.25) per share

•

GAAP net book value of $2.2 billion, or $16.49 per share and undepreciated book value of $2.3 billion, or $17.81 per share, as of December 31, 2019. GAAP net book value per share and undepreciated book value per share represent a premium of 27% and 37% to 30-day VWAP of $12.98 per share, respectively

Core Portfolio

•

Fourth quarter 2019 GAAP net income (loss) attributable to common stockholders of $30.3 million, or $0.23 per share, and Core Earnings of $43.0 million, or $0.33 per share. Fiscal year 2019 GAAP net income (loss) attributable to common stockholders of $75.4 million, or $0.57 per share, and Core Earnings of $169.0 million, or $1.29 per share

•

GAAP net book value of $1.8 billion, or $13.76 per share and undepreciated book value of $1.9 billion, or $14.40 per share. GAAP net book value per share and undepreciated book value per share represent a 6% and 11% premium to 30-day VWAP of $12.98 per share, respectively

•

During the fourth quarter, closed a $1 billion managed Commercial Real Estate Collateralized Loan Obligation (“CLO”). At closing, the CLO accretively financed interests in 21 floating-rate mortgages with an 83.5% advance rate and weighted average coupon at issuance of L+1.59%, before transaction costs, with a structure that features a two-year reinvestment period. CLO proceeds were used primarily to repay approximately $770 million of borrowings under master repurchase facilities

•

During the fourth quarter, allocated and initially funded approximately $123 million and $77 million of capital, respectively, across one senior loan and one mezzanine loan with a weighted average Return on Equity (“ROE”) of approximately 12%

•	For the full year 2019, allocated approximately $1.6 billion of capital across 27 investments with a weighted average ROE of approximately 12%

•	During the fourth quarter, sold largest owned hotel asset from the Core Portfolio for $74 million, a slight premium to 9/30/19 GAAP net book value

Legacy, Non-Strategic (“LNS”) Portfolio

•

Fourth quarter 2019 GAAP net income (loss) attributable to common stockholders of $3.7 million, or $0.03 per share, and Legacy, Non-Strategic Earnings (loss) of $5.3 million, or $0.04 per share. Fiscal year 2019 GAAP net income (loss) attributable to common stockholders of $(489.9) million, or $(3.82) per share, and Legacy, Non-Strategic Earnings (loss) of $(217.2) million, or $(1.65) per share. Fiscal year 2019 Legacy, Non-Strategic Earnings (loss) excluding gains and losses of $31.1 million or $0.23 per share

•	GAAP net book value of $0.4 billion, or $2.73 per share

•	Cumulative Sales: Subsequent to announcing the Portfolio Bifurcation Plan in November 2019:

I.

Seven Sold Assets: Seven LNS assets for a total gross sales price of $43 million and a net sales price of $42 million after transaction costs, representing an approximately $10 million gain and a 29% premium to 9/30/19 GAAP net book value

II.

Six Assets Under Binding Contract: Six LNS assets for a total gross sales price of $126 million and a net sales price of $75 million after debt repayment and transaction costs, representing an anticipated gain of approximately $27 million and a 58% premium to 9/30/19 GAAP net book value

III.

Twenty-seven Assets Listed For Sale or Expected to Payoff: Twenty-seven LNS assets are listed for sale or expected to payoff, which together with assets sold and under contract, represent approximately 75% of the LNS portfolio that is resolved or in active phases of resolution based on 9/30/19 GAAP net book value

Total Company

•

Declared and paid a monthly cash dividend of $0.145 per share of Class A common stock “common stock” for October and $0.10 per share for November and December 2019. Subsequent to quarter end, the Company’s Board of Directors declared a monthly cash dividend of $0.10 per share of common stock for January and February 2020

•

During the fourth quarter, the Company’s manager, a subsidiary of Colony Capital, Inc., and the Company revised the terms of the management agreement, which resulted in a reduction to the fee base by accumulated unrealized provisions for loan losses and real estate impairments to date. Such reduction became effective during the fourth quarter 2019 and results in an approximately $13 million decrease of the annual base management fee paid by the Company to its manager

•

As of February 24, 2020, total corporate liquidity of approximately $378 million through cash-on-hand and availability under the corporate revolving credit facility. In addition, excess capacity under the Company’s master repurchase facilities of approximately $1.5 billion

2019 DEPLOYMENT HIGHLIGHTS

Colony Credit REAL ESTATE

27	$1.6B	$1.2B	$337M	12%+
New Investments Closed	Commitments on New Investments	Initial Gross Funding on New Investments	Initial Net Funding on New Investments	W.A. Return on Equity %

Investment Type
Mezzanine loans 12%
Other loan 1%
Senior mortgage loans 87%

Collateral Type
Industrial 7%
Hotel 3%
Other/Mixed-Use 12%
Multifamily 39%
Office 39%

Geography
Various 7%
Southeast 2%
Southwest 10%
West 41%
Northeast 40%

2019 & INCEPTION TO DATE HIGHLIGHTS

Growth & Opportunity

Leading Scale & Execution

Notes:

2019 DEPLOYMENT HIGHLIGHTS 27 $1.6B $1.2B $337M 12%+ New Investments Commitments on New Initial Gross Funding on Initial Net Funding on W.A. Return on Closed Investments New Investments New Investments Equity % Other loan Industrial Hotel Southeast 1% 3% us 2% Mezzanine loans 7% 12% Other/Mixed-Use Multifamily 12% 39% West 41% Investment Collateral Geography Type Senior Type mortgage loans 87% ortheast Office 40% 39% 2019 & INCEPTION TO DATE HIGHLIGHTS Growth & Opportunity (S) 14% annualized Total Earnings growth(1) (S) $3.35 per share of total dividends paid since inception(2)(S) $1.20 per share annual dividend; 9.2% dividend yield on 30-day VWAP and 110% dividend coverage on annualized Core Earnings from Core Portfolio alone(3)(S) $16.49 per share GAAP net book value, 27% premium to 30-day VWAP(3)(S) $17.81 per share undepreciated book value, 37% premium to 30-day VWAP(3) Leading Scale & Execution (S) $5.6 billion total at-share assets(4) (S) $1.0 billion CRE CLO financing, fourth largest sponsored CRE CLO in 2019(S) $1.6 billion gross committed capital across 27 investments in 2019(S) $3.8 billion gross committed capital since inception(S) 21% total investment-level asset growth since inception(S) Over $500 million of non-core, legacy, non-strategic assets sold/resolved since inception(5) Notes: 1. Represents Core Earnings excluding gains/losses for the total company (Core + Legacy, Non-Strategic portfolios) for the annualized full three quarter-period following inception ending 12/31/18 vs. full-year 2019 2. Cumulative per share dividends paid from February 2018 (inception) through February 2020 3. 30-day VWAP of $12.98 per share; based on 30-day period up to and including February 24, 2020 4. Represents CLNC share as of December 31, 2019. This includes noncontrolling interests in the Operating Partnership and excludes noncontrolling interests in investment entities 5. Includes other real estate sold, PE secondaries interests sold and retail loans resolved

Portfolio Performance

As of December 31, 2019, the Core Portfolio consisted of 56 loans held by the Company, including senior loans, mezzanine loans and preferred equity interests, and had an average risk rating of 3.1 (average risk), the same level as of September 30, 2019; weighted by total loan exposure on a 1 (Very Low Risk) to 5 (Impaired/Defaulted/Loss Likely) scale. As of December 31, 2019, no loans in the Core Portfolio were rated 5 (Impaired/Defaulted/Loss Likely).

Common Stock and Operating Partnership Units

As of February 24, 2020, the Company had approximately 128.5 million shares of common stock outstanding and the Company’s operating partnership had approximately 3.1 million operating partnership units (“OP units”) outstanding held by members other than the Company or its subsidiaries.

Dividend Announcement

The Company’s Board of Directors declared a monthly cash dividend of $0.145 per share of common stock for the monthly period ended October 31, 2019, which was paid on November 12, 2019 to stockholders of record on October 31, 2019.

During the fourth quarter, the Company elected to modify its dividend policy in furtherance of its Portfolio Bifurcation Plan, to issue a monthly dividend that is fully covered by and positioned for growth based on the Company’s Core Earnings on its Core Portfolio. Therefore, the Company’s Board of Directors declared a monthly cash dividend of $0.10 per share of common stock for: (i) the month ended November 30, 2019, which was paid on December 10, 2019 to stockholders of record on November 30, 2019, and (ii) the month ended December 31, 2019, which was paid on January 10, 2020 to stockholders of record on December 31, 2019.

Subsequent to the end of the fourth quarter, the Company’s Board of Directors declared a monthly cash dividend of $0.10 per share of common stock for: (i) the month ending January 31, 2020, which was paid on February 10, 2020 to stockholders of record on January 31, 2020, and (ii) the month ending February 29, 2020, which will be paid on March 10, 2020 to stockholders of record on February 29, 2020.

Common Stock Repurchase Plan

The Company’s Board of Directors have authorized a stock repurchase program, under which the Company may repurchase up to $300 million of its outstanding Class A common stock until March 31, 2021 (the “Stock Repurchase Program”), replacing the Company’s prior stock repurchase program announced in February 2019. Under the Stock Repurchase Program, the Company may repurchase shares in open market purchases, in privately negotiated transactions or otherwise. The Stock Repurchase Program will be utilized at management’s discretion and in accordance with the requirements of the Securities and Exchange Commission. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate requirements and other conditions.

Special Committee Review Process

On November 6, 2019, Colony Capital sent a letter to the Company’s independent directors proposing to explore the possible internalization of the management of the Company and a transfer of Colony Capital’s credit management business to us. The letter provided that an internalization would be subject to, among other things, the negotiation of terms and definitive documentation and approval of the Company’s Board of Directors and the board of directors of Colony Capital (or an authorized committee thereof in each case). In response, the Board of Directors has formed a special committee consisting exclusively of independent and disinterested directors (the “Special Committee”) to explore this internalization proposal as well as other strategic alternatives.

On February 27, 2020, Colony Capital publicly reported that it plans to take action to enter into an agreement with the Company and/or one or more third parties with respect to a disposition of Colony Capital’s management agreement with the Company, subject to the Company’s consent, whether in the form of an internalization of the Company’s management (including, but not limited to, the possible internalization set forth in the November 6, 2019 letter), a sale of Colony Capital’s management agreement with the Company, or similar transaction the effect of which is to dispose of, in whole or in part, Colony Capital’s management agreement with the Company. The scope of any such transaction is focused on Colony Capital’s management agreement with the Company, and not on Colony Capital’s private credit investment management platform and associated private credit assets.

The Special Committee is committed to taking all appropriate steps to maximize value for the Company and its stockholders, and has been actively engaged in a robust process to explore a range of value-enhancing opportunities, including, but not limited to, the potential transactions proposed by Colony Capital. The Special Committee has engaged both an independent financial advisor and legal advisor. We can give no assurance as to whether the Company and Colony Capital will enter into an agreement with respect to the management of our investments, the terms or scope of such agreement and the timing of closing, or whether we may pursue other strategic alternatives. The Company does not undertake any obligation to provide updates with respect to the Special Committee’s review process or any strategic alternatives it may consider.

Non-GAAP Financial Measures and Definitions

Core Earnings/Legacy, Non-Strategic Earnings

We present Core Earnings/Legacy, Non-Strategic Earnings, which are non-GAAP supplemental financial measures of our performance. Our Core Earnings are generated by the Core Portfolio and Legacy, Non-Strategic Earnings are generated by the Legacy, Non-Strategic Portfolio. We believe that Core Earnings/Legacy, Non-Strategic Earnings provides meaningful information to consider in addition to our net income and cash flow from operating activities determined in accordance with accounting principles generally accepted in the United States (“U.S. GAAP” or “GAAP”). These supplemental financial measures help us to evaluate our performance excluding the effects of certain transactions and U.S. GAAP adjustments that we believe are not necessarily indicative of our current portfolio and operations. For information on the fees we pay our Manager, see Note 11, “Related Party Arrangements” to our consolidated financial statements included in Form 10-K to be filed with the U.S. Securities and Exchange Commission (“SEC”). In addition, we believe that our investors also use Core Earnings/Legacy, Non-Strategic Earnings or a comparable supplemental performance measure to evaluate and compare the performance of us and our peers, and as such, we believe that the disclosure of Core Earnings/Legacy, Non-Strategic Earnings is useful to our investors.

We define Core Earnings/Legacy, Non-Strategic Earnings as U.S. GAAP net income (loss) attributable to our common stockholders (or, without duplication, the owners of the common equity of our direct subsidiaries, such as our operating partnership or “OP”) and excluding (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with our formation or other strategic transactions, (iii) the incentive fee, (iv) acquisition costs from successful acquisitions, (v) gains or losses from sales of real estate property and impairment write-downs of depreciable real estate, including unconsolidated joint ventures and preferred equity investments, (vi) depreciation and amortization, (vii) any unrealized gains or losses or other similar non-cash items that are included in net income for the current quarter, regardless of whether such items are included in other comprehensive income or loss, or in net income, (viii) one-time events pursuant to changes in U.S. GAAP and (ix) certain material non-cash income or expense items that in the judgment of management should not be included in Core Earnings/Legacy, Non-Strategic Earnings. For clauses (viii) and (ix), such exclusions shall only be applied after discussions between our Manager and our independent directors and after approval by a majority of our independent directors. U.S. GAAP net income (loss) attributable to our common stockholders and Core Earnings/Legacy, Non-Strategic Earnings include provisions for loan losses.

Prior to the third quarter of 2019, Core Earnings reflected adjustments to U.S. GAAP net income to exclude impairment of real estate and provision for loan losses. During the third quarter of 2019, we revised our definition of Core Earnings to include the provision for loan losses while excluding realized losses of sales of real estate property and impairment write-downs of preferred equity investments. This was approved by a majority of our independent directors. Core Earnings/Legacy, Non-Strategic Earnings for the year ended December 31, 2019 include revisions to the Core Earnings previously disclosed by us in prior periods.

Core Earnings/Legacy, Non-Strategic Earnings does not represent net income or cash generated from operating activities and should not be considered as an alternative to U.S. GAAP net income or an indication of our cash flows from operating activities determined in accordance with U.S. GAAP, a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating Core Earnings/Legacy, Non-Strategic Earnings may differ from methodologies employed by other companies to calculate the same or similar non-GAAP supplemental financial measures, and accordingly, our reported Core Earnings/Legacy, Non-Strategic Earnings may not be comparable to the Core Earnings/Legacy, Non-Strategic Earnings reported by other companies.

The Company calculates Core Earnings/Legacy, Non-Strategic Earnings per share, which are non-GAAP supplemental financial measures, based on a weighted average number of common shares and operating partnership units (held by members other than the Company or its subsidiaries).

Core Portfolio

We present the Core Portfolio, which consists of four business and reportable segments including senior and mezzanine loans and preferred equity, CRE debt securities, net leased real estate and corporate. Senior and mezzanine loans and preferred equity consists of CRE debt investments including senior mortgage loans, mezzanine loans, and preferred equity interests as well as participations in such loans. The segment also includes acquisition, development and construction loan arrangements accounted for as equity method investments as well as loans and preferred equity interests held through joint ventures with an affiliate of Colony Capital which were deconsolidated as a result of our formation transaction and subsequently treated as equity method investments. CRE debt securities include both investment grade and non-investment grade rated CMBS bonds (including “B-pieces” of CMBS securitization pools or “B-Piece” investments). Net leased real estate includes direct investments in commercial real estate principally composed of long-term leases to tenants on a net lease basis, where such tenants are generally responsible for property operating expenses such as insurance, utilities, maintenance capital expenditures and real estate taxes. Corporate includes corporate-level asset management and other fees, related party and general and administrative expenses related to the Core Portfolio only.

Legacy, Non-Strategic Portfolio

We present the Legacy, Non-Strategic Portfolio, which is a business and reportable segment that consists of direct investments in operating real estate such as multi-tenant office and multifamily residential assets, real estate acquired in settlement of loans, real estate private equity interests and certain retail and other legacy loans originated prior to the combination that created the Company. This segment includes corporate-level asset management and other fees, related party and general and administrative expenses related to the Legacy, Non-strategic Portfolio.

Loan-to-Value

We present loan-to-value which reflects the initial loan amount divided by the as-is appraised value as of the date the loan was originated, or by the current principal amount divided by the appraisal value as of the date of the most recent as-is appraisal. For construction loans, loan-to-value reflects the total commitment amount of the loan divided by the as-completed appraised value, or the total commitment amount of the loan divided by the projected total cost basis.

Return on Equity

We present Return on Equity (“ROE”), which is a supplemental financial measure that represents the initial net investment-level earnings generated by an investment expressed as a percentage of the net equity capital invested. The Company calculates net investment-level earnings for investments in loans and CRE debt securities as the sum of the stated cash coupon income and any non-cash income (such as payment in-kind income and amortization/accretion of purchase discounts and origination, extension and exit fees) less investment-level financing costs. For investments in net leased real estate, the Company calculates net investment-level earnings by subtracting investment-level financing costs from net operating income. Net equity capital invested is calculated by taking the gross initial invested capital less any financing. With respect to certain loans and investment level financing, the Company assumes the one-month USD LIBOR as of December 31, 2019 when calculating ROE. The Company’s ROE calculation relies on a number of assumptions and estimates that are subject to change, some of which are outside the control of the Company. Actual results may differ materially from the Company’s expectations. As such, there can be no assurance that the actual ROE will be equivalent to the estimated ROE. In addition, the Company’s methodology for calculating ROE may differ from methodologies employed by other companies to calculate the same or similar supplemental financial measures, and accordingly, the presented ROE may not be comparable to the ROE reported by other companies.

Fourth Quarter 2019 Conference Call

The Company will conduct a conference call to discuss the financial results on February 27, 2020 at 2:00 p.m. PT / 5:00 p.m. ET. To participate in the event by telephone, please dial (877) 407-0784 ten minutes prior to the start time (to allow time for registration). International callers should dial (201) 689-8560 and use passcode 13698648. The call will also be broadcast live over the Internet and can be accessed on the Shareholders section of the Company’s website at www.clncredit.com. A webcast of the call will be available for 90 days on the Company’s website.

For those unable to participate during the live call, a replay will be available starting February 27, 2020 at 5:00 p.m. PT / 8:00 p.m. ET, through March 5, 2020, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (844) 512-2921 (U.S.), and use passcode 13698648. International callers should dial (412) 317-6671 and enter the same conference ID number.

Supplemental Financial Report

A Fourth Quarter 2019 Supplemental Financial Report will be available on the Company’s website at www.clncredit.com. This information will be furnished to the SEC in a Current Report on Form 8-K.

About Colony Credit Real Estate, Inc.

Colony Credit Real Estate (NYSE: CLNC) is one of the largest publicly traded commercial real estate (CRE) credit REITs, focused on originating, acquiring, financing and managing a diversified portfolio consisting primarily of CRE senior mortgage loans, mezzanine loans, preferred equity, debt securities and net leased properties predominantly in the United States. Colony Credit Real Estate is externally managed by a subsidiary of leading global real estate and investment management firm, Colony Capital, Inc. Colony Credit Real Estate is organized as a Maryland corporation that elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our initial taxable year ended December 31, 2018. For additional information regarding the Company and its management and business, please refer to www.clncredit.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond our control, and may cause actual results to differ significantly from those expressed in any forward-looking statement. Among others, the following uncertainties and other factors could cause actual results to differ from those set forth in the forward-looking statements: operating costs and business disruption may be greater than expected; the Company’s operating results may differ materially from the information presented in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as well as in Colony Credit Real Estate’s other filings with the Securities and Exchange Commission; the fair value of the Company’s investments may be subject to uncertainties; the Company’s use of leverage could hinder its ability to make distributions and may significantly impact its liquidity position; given the Company’s dependence on its external manager, an affiliate of Colony Capital, Inc., any adverse changes in the financial health or otherwise of its manager or Colony Capital, Inc. could hinder the Company’s operating performance and return on stockholder’s investment; the ability to realize substantial efficiencies as well as anticipated strategic and financial benefits, including, but not limited to expected returns on equity and/or yields on investments; adverse impacts on the Company’s liquidity, including its ability to continue to generate liquidity from sales of Legacy, Non-Strategic assets; the Company’s ability to liquidate its Legacy, Non-Strategic assets within the projected timeframe or at the projected values; the timing of and ability to deploy available capital; the Company’s ability to maintain or grow the dividend at all in the future; the timing of and ability to complete repurchases of the Company’s stock; the ability of the Company to refinance certain mortgage debt on similar terms to those currently existing or at all; whether Colony Capital will continue to serve as our external manager or whether we will pursue another strategic transaction; and the impact of legislative, regulatory and competitive changes. The foregoing list of factors is not exhaustive. Additional information about these and other factors can be found in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as well as in Colony Credit Real Estate’s other filings with the Securities and Exchange Commission.

We caution investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. Colony Credit Real Estate is under no duty to update any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and Colony Credit Real Estate does not intend to do so.

Investor Relations

Colony Credit Real Estate, Inc.

Addo Investor Relations

Lasse Glassen

310-829-5400

COLONY CREDIT REAL ESTATE, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$69,619	$77,317
Restricted cash	126,065	110,146
Loans and preferred equity held for investment, net	2,576,332	2,020,497
Real estate securities, available for sale, at fair value	252,824	228,185
Real estate, net	1,484,796	1,959,690
Investments in unconsolidated ventures ($10,283 and $160,851 at fair value, respectively)	595,305	903,037
Receivables, net	46,456	48,806
Deferred leasing costs and intangible assets, net	112,762	134,068
Assets held for sale	189,470	—
Other assets	87,707	62,006
Mortgage loans held in securitization trusts, at fair value	1,872,970	3,116,978

Total assets	$7,414,306	$8,660,730

Liabilities
Securitization bonds payable, net	$833,153	$81,372
Mortgage and other notes payable, net	1,256,112	1,173,019
Credit facilities	1,099,233	1,365,918
Due to related party	11,016	15,019
Accrued and other liabilities	140,424	106,187
Intangible liabilities, net	22,149	15,096
Liabilities related to assets held for sale	294	—
Escrow deposits payable	74,497	65,995
Dividends payable	13,164	18,986
Mortgage obligations issued by securitization trusts, at fair value	1,762,914	2,973,936

Total liabilities	5,212,956	5,815,528

Commitments and contingencies
Equity
Stockholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	—	—
Common stock, $0.01 par value per share
Class A, 950,000,000 and 905,000,000 shares authorized, 128,538,703 and 83,410,376 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	1,285	834
Class B-3, no shares authorized, issued and outstanding as of December 31, 2019 and 45,000,000 shares authorized and 44,399,444 shares issued and outstanding as of December 31, 2018	—	444
Additional paid-in capital	2,909,181	2,899,353
Accumulated deficit	(819,738)	(193,327)
Accumulated other comprehensive income (loss)	28,294	(399)

Total stockholders’ equity	2,119,022	2,706,905
Noncontrolling interests in investment entities	31,631	72,683
Noncontrolling interests in the Operating Partnership	50,697	65,614

Total equity	2,201,350	2,845,202

Total liabilities and equity	$7,414,306	$8,660,730

COLONY CREDIT REAL ESTATE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net interest income
Interest income	$47,696	$38,580	$175,169	$151,653
Interest expense	(24,225)	(16,808)	(87,730)	(47,074)
Interest income on mortgage loans held in securitization trusts	20,485	38,749	120,203	143,371
Interest expense on mortgage obligations issued by securitization trusts	(18,274)	(35,380)	(109,964)	(132,411)

Net interest income	25,682	25,141	97,678	115,539

Property and other income
Property operating income	62,562	58,633	253,955	178,339
Other income	902	499	2,333	3,651

Total property and other income	63,464	59,132	256,288	181,990

Expenses
Management fee expense	8,320	11,522	42,390	43,190
Property operating expense	26,725	24,430	112,801	73,616
Transaction, investment and servicing expense	4,178	(1,412)	7,191	36,800
Interest expense on real estate	13,629	13,990	55,415	43,437
Depreciation and amortization	20,367	18,297	103,220	90,986
Provision for loan losses	—	79,369	220,572	113,911
Impairment of operating real estate	(97)	2,435	282,749	31,813
Administrative expense (including $3,344, $3,208, $10,810 and $7,113 of equity-based compensation expense, respectively)	9,541	9,725	31,936	26,634

Total expenses	82,663	158,356	856,274	460,387

Other income (loss)
Unrealized gain (loss) on mortgage loans and obligations held in securitization trusts, net	(512)	1,749	4,090	5,003
Realized gain (loss) on mortgage loans and obligations held in securitization trusts, net	—	(695)	2,772	(3,447)
Other gain (loss), net	12,857	(3,226)	(972)	(2,766)

Income (loss) before equity in earnings of unconsolidated ventures and income taxes	18,828	(76,255)	(496,418)	(164,068)
Equity in earnings (loss) of unconsolidated ventures	18,980	(15,999)	36,942	23,774
Income tax expense	(2,628)	(39,906)	(3,172)	(37,059)

Net income (loss)	35,180	(132,160)	(462,648)	(177,353)
Net (income) loss attributable to noncontrolling interests:
Investment entities	(415)	1,983	38,208	4,771
Operating Partnership	(813)	3,088	9,928	4,084

Net income (loss) attributable to Colony Credit Real Estate, Inc. common stockholders	$33,952	$(127,089)	$(414,512)	$(168,498)

Net income (loss) per common share – basic and diluted	$0.26	$(1.00)	$(3.25)	$(1.41)

Weighted average shares of common stock outstanding – basic and diluted	128,539	127,887	128,391	120,677

COLONY CREDIT REAL ESTATE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data) (Unaudited)

GAAP Net Income (Loss) to Core Earnings (Loss) / Legacy, Non-Strategic Earnings (Loss)

	Three Months Ended December 31, 2019
	Total	Legacy, Non- Strategic Portfolio	Core Portfolio
Net income attributable to Colony Credit Real Estate, Inc. common stockholders	$33,952	$3,681	$30,271
Adjustments:
Net income attributable to noncontrolling interest of the Operating Partnership	813	91	722
Non-cash equity compensation expense	3,344	1,672	1,672
Transaction costs	977	489	488
Depreciation and amortization	20,653	8,499	12,154
Net unrealized gain:
Impairment of operating real estate and preferred equity	(97)	(97)	—
Other unrealized gain	(1,967)	(4)	(1,963)
Gains on sale of real estate	(8,598)	(8,487)	(111)
Adjustments related to noncontrolling interests in investment entities	(744)	(517)	(227)

Core Earnings / Legacy, Non-Strategic Earnings attributable to Colony Credit Real Estate, Inc. common stockholders and noncontrolling interest of the Operating Partnership	$48,333	$5,327	$43,006

Core Earnings / Legacy, Non-Strategic Earnings per share(1)	$0.37	$0.04	$0.33

Weighted average number of common shares and OP units(1)	131,614	131,614	131,614

(1)

The Company calculates Core Earnings / Legacy, Non-Strategic Earnings per share, which are non-GAAP financial measures, based on a weighted average number of common shares and OP units (held by members other than the Company or its subsidiaries). For the fourth quarter 2019, the weighted average number of common shares and OP units was approximately 131.6 million; includes 3.1 million of OP units

	Year Ended December 31, 2019
	Total	Legacy, Non- Strategic Portfolio	Core Portfolio
Net income (loss) attributable to Colony Credit Real Estate, Inc. common stockholders	$(414,512)	$(489,906)	$75,394
Adjustments:
Net income (loss) attributable to noncontrolling interest of the Operating Partnership	(9,928)	(11,715)	1,787
Non-cash equity compensation expense	10,808	5,404	5,404
Transaction costs	1,651	751	900
Depreciation and amortization	104,020	51,963	52,057
Net unrealized loss:
Impairment of operating real estate and preferred equity(1)	304,704	263,193	41,511
Other unrealized loss	4,554	48	4,506
Gains on sale of real estate	(8,598)	(8,487)	(111)
Adjustments related to noncontrolling interests in investment entities	(40,858)	(28,428)	(12,430)

Core Earnings (Loss) / Legacy, Non-Strategic Earnings (Loss) attributable to Colony Credit Real Estate, Inc. common stockholders and noncontrolling interest of the Operating Partnership	$(48,159)	$(217,177)	$169,018

Core Earnings (Loss) / Legacy, Non-Strategic Earnings (Loss) per share(2)	$(0.36)	$(1.65)	$1.29

Weighted average number of common shares and OP units(2)	131,467	131,467	131,467

(1)

Includes our $30.8 million proportionate share of impairment losses recorded on equity participations held in joint ventures. This is recorded in equity in earnings of unconsolidated ventures on our consolidated statements of operations

(2)

The Company calculates Core Earnings (Loss) / Legacy, Non-Strategic Earnings (Loss) per share, which are non-GAAP financial measures, based on a weighted average number of common shares and OP units (held by members other than the Company or its subsidiaries). For the year ended December 31, 2019, the weighted average number of common shares and OP units was approximately 131.5 million; includes 3.1 million of OP units

GAAP Net Book Value to Undepreciated Book Value

	As of December 31, 2019
	Total	Legacy, Non- Strategic Portfolio	Core Portfolio
GAAP net book value (excl. noncontrolling interests in investment entities)	$2,169,719	$358,972	$1,810,747
Accumulated depreciation and amortization(1)	174,382	90,387	83,995

Undepreciated book value	$2,344,101	$449,359	$1,894,742

GAAP net book value per share (excl. noncontrolling interests in investment entities)	$16.49	$2.73	$13.76
Accumulated depreciation and amortization per share(1)	1.32	0.68	0.64

Undepreciated book value per share	$17.81	$3.41	$14.40

Total common shares and OP units outstanding(2)	131,614	131,614	131,614

(1)	Represents at-share net accumulated depreciation and amortization on real estate investments, including related intangible assets and liabilities
(2)

The Company calculates GAAP net book value (excluding noncontrolling interests in investment entities) per share and undepreciated book value per share, a non-GAAP financial measure, based on the total number of common shares and OP units (held by members other than the Company or its subsidiaries) outstanding at the end of the reporting period. As of December 31, 2019, the total number of common shares and OP units outstanding was approximately 131.6 million

Cumulative Legacy, Non-Strategic Resolutions Since Announcing Portfolio Bifurcation Plan (November 2019)

	Number	Investment	As of September 30, 2019, GAAP		Gross	Net
($ in millions; at CLNC share)	of Assets	Count	Carrying Value	Net Carrying Value	Sales Price	Sales Price (1)
Sold	7	7	$32	$32	$43	$42
Under Contract	6	9	97	48	126	75
Expected Loan Payoff	1	1	40	12	n/a	n/a
Listed for Sale	26	32	344	216	n/a	n/a
Preparing for Sale	14	21	331	105	n/a	n/a

Total	54	70	$845	$413	n/a	n/a

(1)	Net sales price represents gross sales price net of any in-place investment-level financing and transaction costs